CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated March 26, 1999 (except for the matter discussed in the last paragraph of Note 11, as to which the date is April 12, 1999), included in Signal Apparel Company, Inc.'s Form 10-K for the year ended December 31, 1998, and to all references to our firm included in this registration statement.

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP


Chattanooga, Tennessee
April 20, 1999